Exhibit 10.1

The Marcus Corporation

Non-Employee Director Compensation Plan

Effective July 1, 2016

1.	Annual cash retainer:	$15,000
2.	Yearly annual meeting stock grant retainer (common shares)	753 Shares
3.

Annual FYE restricted stock grant (common shares):

Vesting to occur upon the earlier of (i) 100% upon normal retirement from the Board or (ii) 50% upon the third anniversary of the grant date while still serving on the Board and the remaining 50% upon the fifth anniversary of the grant date while still serving on the Board

1,500 Shares
4.	Board meeting attendance cash fee:	$3,500
5.	Non-qualified stock option grant (common shares): Fair market value exercise price (closing sale price) Fully vested and immediately exercisable at grant date	Initial: 1,000 Shares Annual FYE: 1,000 Shares
6.	Committee chairperson meeting attendance cash fee:	Audit: $2,000 Other: $1,500
7.	Committee member meeting attendance cash fee:	Audit: $1,500 Other: $1,250
8.	Reimbursement of out-of-pocket expenses:	Yes